Exhibit 10.18

Indonesia Energy Corporation Limited

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 1, 2019 (the “Effective Date”), by and between Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”) and Gregory Overholtzer, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiary and variable interest entity (collectively, the “Group”).

WHEREAS, the Company desires to appoint and employ the Executive as the Company’s Chief Financial Officer, and in connection therewith to assure itself of the services of the Executive during the term of Employment (as defined below) upon the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

As of the Effective Date, the Company shall employ the Executive as, and the Executive hereby accepts the position of, Chief Financial Officer of the Company (the “Employment”).

2.	TERM

The term of the Employment shall be one (1) year commencing on the Effective Date and shall terminate on the first anniversary of the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will not be subject to renewal without the prior written agreement of the Company and the Executive.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include all the duties and responsibilities typically associated with the office of Chief Financial Officer of a similarly sized, U.S. listed public company in the oil and gas exploration and production sector. As Chief Financial Officer of the Company, the Executive shall be responsible for, amongst other customary matters as may be determined from time to time by the Company’s Chief Executive Officer (the “CEO”) and the Company’s Board of Directors (including any designated committee thereof, the “Board”), the duties and responsibilities as set out in Appendix A hereto (which Appendix is incorporated by reference herein and made a part hereof). During the term of his Employment, Executive shall report to and be responsible to the CEO (or, if approved by the CEO, the Company’s Chief Investment Officer and President) and the Board, and in the event of any contravening instructions from the CEO and the Board, the instructions of the Board shall prevail.

(b)	During the period beginning on the Effective Date and ending on (and subject to) the consummation of the Company’s contemplated registered initial public offering in the United States (such offering, the “IPO” and such period, the “Pre-IPO Period”), the Executive shall devote to the extent necessary his working time, attention and skills to the performance of his duties to the Company and the Group. During the period beginning with the consummation of the IPO and thereafter during the term of Employment (such period, the “Post-IPO Period”), the Executive shall devote to the extent necessary his working time, attention and skills to the performance of his duties to the Company and the Group. At all times during the term of Employment, the Executive shall faithfully and diligently serve the Company and the Group in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

Indonesia Energy Corporation Limited

(c)	The Executive shall use his reasonable best efforts to perform his duties hereunder. The Executive shall not, without the prior written consent of the Board, be engaged or do business with any business or entity that engages directly in substantially the same business and in the same geographic area in which the Company or any member of the Group engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding less than one percent (1%) of the outstanding equity of any Competitor that is listed on any securities exchange or recognized securities market anywhere; provided, however that Executive may own up to three percent (3%) of the outstanding equity securities of PEDEVCO Corp. The Executive shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder.

5.	LOCATION

The Executive will be based in Danville, California. The Executive acknowledges and agrees that (a) the Company is headquartered in Jakarta, Indonesia, and that Executive will be required to be physically present at the Company’s headquarters or other facilities from time to time as may be reasonably requested by the CEO or the Board in connection with the fulfillment of his duties to the Company and the Group and (b) the Executive’s responsibilities will require travel within the United States. The Executive shall be entitled to travel in business class on all flights taken with a scheduled aggregate duration of over 5 hours.

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s initial pre-tax base salary shall be (i) USD $40,000 per year during the Pre-IPO Period and (ii) USD $80,000 per year during the Post-IPO Period, paid in nearly equal monthly installments in arrears in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board in its sole discretion.

(b)	Bonus. The Executive shall be eligible for cash bonuses as determined by the Board in its sole discretion.

(c)	Equity Incentives. To the extent the Company adopts and maintains an equity incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, provided that all such plans shall be subject to review and approval by the Board.

(e)	Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his duties under this Agreement; provided that he obtains prior approval of the Company prior to incurring any of such expenses in accordance with the Company’s policies and procedures.

Indonesia Energy Corporation Limited

7.	TERMINATION OF THE AGREEMENT

(a)

By the Company.

(i) For Cause. The Company may terminate the Employment immediately for cause, at any time upon written notice to the Executive and without remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)          the Executive is convicted or pleads guilty to any felony or any crime involving moral turpitude;

(2)          the Executive has engaged in an act of fraud, misappropriation or embezzlement;

(3)          the Executive has been grossly negligent or acted dishonestly to the detriment of the Company or the Group;

(4)          the Executive has materially failed to perform his duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure; or

(5)          the Executive violates Sections 8, 9 or 10 of this Agreement.

Upon termination for “cause”, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For Death and Disability. The Company may also terminate the Employment, at any time, immediately upon written notice to the Executive and without remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)          the Executive has died, or

(2)          the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice, during which period (unless the Company informs the Executive to the contrary in writing), the Executive shall perform such reasonable services as the CEO or the Board may request in connection with his separation from the Company.

Upon termination without cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

Indonesia Energy Corporation Limited

(b)

By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company with or without cause (during which time, unless otherwise requested by the Company, he shall continue to perform his duties and assist with transition matters as reasonably requested by the Company).

Upon the Executive’s effective termination of the Employment, the Executive shall also be entitled to the amount of base salary earned and not paid prior to termination.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(d)

Resignation on Termination. Immediately upon the effective date any termination of Employment with the Company for any reason, Executive shall resign from membership on the Board of Directors or the board of directors of any Group member and from any and all offices Executive holds at any Group member.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company and the Group, or their affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, business plans (including with respect to the Group’s operations or contemplated operations by the Group), assets, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, financial and accounting information, information about the suppliers, joint ventures and other persons or entities with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Company, members of the Group, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Group are property of the applicable Group member and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of any Group member any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and the Group and hold them harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

Indonesia Energy Corporation Limited

(d)	Third Party Information. The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on a member of the Group part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Group and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Executive by the Company, the Executive agrees that during the term of the Employment and for a period of twelve (12) months following the termination of the Employment for any reason, he shall not, without the prior written approval of the Company:

(a)	The Executive will not approach clients, customers or contacts of the Company or the Group, users of the Company’s or the Group’s services, or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company or the Group for the purposes of doing business with such persons or entities which will harm the business relationship between the Company or the Group and such persons and/or entities; and

(b)	the Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any officer, director, or employee of the Company or any member of the Group employed or engaged as at or after the date of such termination, or in the twelve (12) months preceding such termination.

The provisions contained in Section 9 are considered reasonable by the Executive in order to protect the legitimate business interest of the Company and the Group. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company or the applicable member of the Group shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company or any applicable member of the Group shall have right to seek all remedies permissible under applicable law.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement (including an severance payments) such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

Indonesia Energy Corporation Limited

12.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

14.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and construed in accordance with the laws of Cayman Islands without regard to choice of law principles. Any dispute regarding the Employment or this Agreement, other than any injunctive or equitable relief available under Sections 8 and 9 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre Rules (“Arbitration Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The arbitrator shall apply the laws of Cayman Islands with respect to the interpretation or enforcement of this Agreement, or to any claims involving the Employment or the termination of the Employment. All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator. Arbitration shall be held in Jakarta, Indonesia, or such other place as the parties may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall award costs and attorney fees to the prevailing party. As part of this Agreement, Executive agrees that Executive may not participate in a representative capacity or as a member of any class of claims pertaining to any claim against the Company. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Company or the Executive may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

15.	AMENDMENT; SEVERABILITY

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Executive agrees that if, for any reason, any provision hereof is unenforceable, such provision shall be interpreted to mean the maximum legally enforceable amount, and in any event the remainder of this Agreement will nonetheless remain binding and in effect.

16.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Indonesia Energy Corporation Limited

17.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery, or (iv) by email, to the last known address of the other party, with communications to the Company being to the attention of the Board.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose, and signed counterparts may be delivered by electronic means.

19.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, or he has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

20. INDEMNIFICATION/INSURANCE

(a)	The Company shall obtain and maintain industry standard (for companies of similar size operating in a similar industry) Directors and Officers Insurance covering the Executive’s duties and responsibilities on behalf of the Company. The duration of such insurance shall include Executive’s term of Employment and a period consistent with standard industry practice for similarly-situated companies following the termination of Employment pursuant to Section 7 above.

(b)	In addition, the Company shall indemnify and hold the Executive harmless to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Memorandum and Articles of Association or applicable Cayman law (whichever is greater) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of his duties and obligations to the Company and the Group as an officer, director or employee from and after the Effective Date.

(c)	The obligations of the Company under this Section 20 shall survive the termination of Executive’s Employment.

[Remainder of this page has been intentionally left blank.]

Indonesia Energy Corporation Limited

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Indonesia Energy Corporation Limited

Signature:	/s/ Wirawan Jusuf
Name:	Wirawan Jusuf
Title:	Chief Executive Officer

Executive

Signature:	/s/ Gregory Overholtzer
Name:	Gregory Overholtzer

Witness:

Signature:
Name:

Indonesia Energy Corporation Limited

Appendix A

Summary:

The primary responsibility of the Chief Financial Officer (“CFO”) is to establish, implement and supervise the financial, accounting, audit and budgetary aspects of the operations of the Company and the Group. The CFO will also support, within the areas of his expertise, the operations of the Company and the Group’s business and the development and execution of the Company and the Group’s strategies.

Job Description:

1.	Overall Mission:

a.	Assist the CEO in developing, for the Board’s approval, a strategic direction and positioning to ensure the Company’s success;
b.	Together with the CEO and the Company’s other executive officers, develop and recommend to the Board an annual operating plan and financial budget that supports the Company’s near and long term strategy;
c.	Create, coordinate and periodically evaluate the Company’s system of internal accounting controls and procedures in accordance with best industry practice, the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and U.S. general accepted accounting principles (“US GAAP”);
d.	Together with the Company’s other executive officers, create, coordinate and periodically evaluate the Company’s disclosure controls and procedures in accordance with best industry practice, the rules and regulations of the SEC and US GAAP (including those related to press releases);
e.	Ensure that effective internal accounting and reporting controls are in place and take steps to enhance, where necessary, the internal control systems within the Company and the Group; and
f.	Together with the Company’s other executive officers, ensure the Company’s timely compliance in all material respects with all SEC reporting requirements.

2.	Finance:

a.	Assist the Company’s other executive officers with all capital raising activity of the Company and the Group (including the Company’s contemplated initial public offering and any future debt, equity or other financing activity);
b.	Coordinate and prepare the Company’s financial statements and management discussion and analysis (annual and interim) in compliance with all rules and regulations of the SEC and in accordance with US GAAP;
c.	Prepare and file (as required) quarterly, semiannual and annual financial statements and other regulatory filings with the SEC, and prepare other nonpublic financial statements and working closely with the Investor Relations department on earnings releases and reports that reach securities analysts, investors and industry groups;
d.	Keep the Board and the Company’s other executive officers aware of the financial position and financial development of the Company and the Group;
e.	Keep the Board and the Company’s other executive officers aware of applicable changes to the Company’s accounting policies and procedures;
f.	Ensure proper training of all personnel working on financial, accounting, audit or fiscal matters; and
g.	Oversee and monitor effective tax strategies and compliance for the Company and the Group.

Indonesia Energy Corporation Limited

3.	General Responsibilities:

a.	Foster a corporate culture that promotes ethical practices, good corporate governance focus and service and encourages individual integrity;
b.	Oversee the mandate and the work of the internal auditor of the Company and the Group;
c.	Coordinate the Company’s annual audit (and any special or non-recurring audit) with the Company’s external auditors;
d.	Coordinate the review, and liaise with the external auditors as required, of all financial information disclosed in any offering documents of the Company;
e.	Oversee the Company’s processes for identifying, assessing, and managing the principal enterprise risks of the Company’s business;
f.	Assist the Board’s Audit Committee in performing its duties required under the applicable laws, rules and regulations and the Audit Committee Charter;
g.	Establish and maintain lines of communications with the investor community and oversee the dissemination of the corporate communications to analysts and the media; and
h.	Perform other functions related to the office of the CFO or as may be reasonably requested by the CEO, the Company’s President, the Company’s Chief Investment Officer or the Board.